                                                                      EXHIBIT 21

LIST OF SUBSIDIARIES

HWT, Inc. (a Delaware corporation, approximately 80% owned by Sapient
Corporation)

Sapient Australia Pty. Ltd. (an Australian company, wholly-owned)

Sapient Canada Inc. (an Ontario corporation, wholly-owned)

Sapient Corporation Private Limited (an India corporation, wholly-owned)

Sapient GmbH, a Dusseldorf corporation (a German corporation, wholly-owned)

Sapient GmbH, a Munich corporation (a German corporation, wholly-owned)

Sapient Limited (a UK limited liability company, wholly-owned)

Sapient Securities Corporation (a Massachusetts corporation, wholly-owned)